Exhibit 10.1
SLACK TECHNOLOGIES, INC.
AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN
1.Purpose. Slack Technologies, Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”) recognizes, however, that, the possibility of an involuntary termination of employment, either before or after a Change in Control (as defined in Section 2 hereof), exists and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Therefore, the Board has determined that the Slack Technologies, Inc. Amended and Restated Executive Severance Plan (the “Plan”) should be adopted to reinforce and encourage the continued attention and dedication of the Company’s Covered Executives (as defined in Section 2 hereof) to their assigned duties without distraction. Nothing in this Plan shall be construed as creating an express or implied contract of employment and nothing shall alter the “at will” nature of the Covered Executives’ employment with the Company.
2.Definitions. The following terms shall be defined as set forth below:
(a)“Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.
(b)“Administrator” means the Board or a committee thereof.
(c)“Base Salary” shall mean the higher of the Covered Executive’s (i) annual base salary in effect immediately prior to the Date of Termination or (ii) annual base salary in effect for the fiscal year immediately prior to the fiscal year in which the Date of Termination occurs.
(d)“Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events:
(i) conduct by the Covered Executive constituting a material act of misconduct in connection with the performance of his or her duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;
(ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Covered Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he or she were retained in his or her position;
(iii) continued non-performance by the Covered Executive of his or her duties to the Company (other than by reason of the Covered Executive’s physical or mental illness, incapacity or disability) which has continued for 30 days following written notice of such non-performance from the Company;
(iv) a material violation by the Covered Executive of the Proprietary Information and Inventions Agreement entered into between the Covered Executive and the Company or any other confidentiality, invention assignment or similar agreement with the Company;
(v) a material violation by the Covered Executive of one of the Company’s material written employment policies that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he or she were retained in his or her position; or
(vi) the Covered Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the Covered Executive’s willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(e)“Change in Control” shall have the same meaning as “Sale Event” as defined in the Company’s 2019 Stock Option and Incentive Plan (as may be amended from time to time).
(f)“Change in Control Period” shall mean the period beginning three months prior to the date of a Change in Control and ending 12 months after the date of a Change in Control.
(g)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(h)“Covered Executives” shall mean those officers and other executives or individuals designated by the Board in its discretion to participate in the Plan and who meet the eligibility requirements set forth in Section 4 of this Plan.
(i)“Date of Termination” shall mean the date that a Covered Executive’s employment, in any and all capacities, with the Company (or any successor) ends, which date shall be specified in the Notice of Termination. Notwithstanding the foregoing, a Covered Executive’s employment shall not be deemed to have been terminated solely as a result of the Covered Executive becoming an employee of any direct or indirect successor to the business or assets of the Company.
(j)“Disability” means “disability” as defined in Section 422(c) of the Code.
(k)“Good Reason” shall mean that the Covered Executive has complied with the “Good Reason Process” following the occurrence of any of the following events:
(i) a material diminution in the Covered Executive’s position, responsibilities, authority or duties;

(ii) a reduction in the Covered Executive’s base salary by more than 10% except for across-the-board salary reductions similarly affecting all or substantially all management employees;
(iii) the relocation of the Company office at which the Covered Executive is principally employed to a location more than 35 miles from such office; or
(iv) the failure of any successor to the Company to assume and agree to be bound by the terms and conditions of this Plan with respect to the applicable Covered Executive.
For purposes of Section 2(k)(i), a change in the reporting relationship or a change in a title will not, by itself, be sufficient to constitute a material diminution of responsibilities, authority or duty; provided, however, for each of the Company’s Chief Financial Officer and General Counsel, if such individual is no longer directly reporting to the Chief Executive Officer of the surviving corporation immediately following a Change in Control, then such change shall be deemed a material diminution in such Covered Executive’s position for purposes of Section 2(k)(i).
(l)“Good Reason Process” shall mean:
(i) the Covered Executive reasonably determines in good faith that a “Good Reason” condition has occurred;
(ii) the Covered Executive notifies the Company or its successor in writing of the occurrence of the Good Reason condition within 30 days of the occurrence of such condition;
(iii) the Covered Executive cooperates in good faith with the Company’s or its successor’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition;
(iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and
(v) the Covered Executive terminates his or her employment and provides the Company or its successor with a Notice of Termination with respect to such termination, each within 30 days after the end of the Cure Period.
If the Company or the successor cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(m)“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Plan relied upon for the termination of a Covered Executive’s employment and the Date of Termination.
(n)“Participation Agreement” shall mean an agreement between a Covered Executive and the Company that acknowledges the Covered Executive’s participation in the Plan.

(o)“Public Offering” shall mean the consummation of the first public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of the Company’s equity securities, as a result of or following which the Company’s common stock shall be publicly held.
(p) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
3.Administration of the Plan.
(a)Administrator. The Plan shall be administered by the Administrator.
(b)Powers of Administrator. The Administrator shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Administrator shall have the power and authority in its discretion to:
(i) construe the Plan to determine all questions that shall arise as to interpretations of the Plan’s provisions, including, but not limited to, determination of which individuals are Covered Executives, the benefits to which any Covered Executives may be entitled, the eligibility requirements for participation in the Plan and all other matters pertaining to the Plan;
(ii) adopt amendments to the Plan which are deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Code Section 409A and the guidance thereunder;
(iii) make all determinations it deems advisable for the administration of the Plan, including the authority and ability to delegate administrative functions to a third party;
(iv) decide all disputes arising in connection with the Plan; and
(v) otherwise supervise the administration of the Plan.
(c)All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Covered Executives.
4.Eligibility. All Covered Executives who have executed and submitted to the Company a Participation Agreement, and satisfied such other requirements as may be determined by the Administrator, are eligible to participate in the Plan.
5.Termination Benefits Generally. In the event a Covered Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Covered Executive any earned but unpaid salary, unpaid expense reimbursements and accrued but unused leave entitlement, if applicable (collectively, the “Accrued Benefits”), within the time required by law but in no event more than 30 days after the Date of Termination.
6.Termination Not in Connection with a Change in Control. In the event the employment of a Covered Executive is terminated (i) by the Company for any reason other than by reason of death, Disability, or for Cause, or (b) by the Covered Executive for Good Reason, and, in each case, such termination occurs outside of the Change in Control Period, then with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her execution of a separation agreement containing, among other provisions, an effective general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company by the Covered Executive and the expiration of any revocation period with respect thereto within 60 days of the Date of Termination (the “Release Requirement”), the Company shall:
(a)pay the Covered Executive a single lump sum cash amount equal to 12 months’ Base Salary for the Company’s Chief Executive Officer and 6 months’ Base Salary for each other Covered Executive. Such amount shall be paid as soon as reasonably practicable, but not later than 60 days after the Date of Termination occurs; and
(b)if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then for a period of 12 months for the Company’s Chief Executive Officer and 6 months for each other Covered Executive following the date of termination, or until the Covered Executive becomes covered under a group health plan of another employer, whichever is earlier (the “COBRA Coverage Period”), the Company shall provide the Covered Executive, at the Company’s sole expense, continued medical, dental and vision insurance benefit coverage in accordance with the provisions of COBRA, provided that the Covered Executive timely executes all necessary COBRA election documentation and remains eligible for COBRA coverage. After the Covered Executive’s COBRA Coverage Period, if the Covered Executive wishes to continue such COBRA coverage and is eligible therefor, the Covered Executive will be required to pay all requisite premiums for such continued coverage.
7.Termination in Connection with a Change in Control. In the event the employment of a Covered Executive is terminated (i) by the Company for any reason other than by reason of death, Disability, or for Cause or (ii) by the Covered Executive for Good Reason, and, in each case, such termination occurs during the Change in Control Period, then with respect to such Covered Executive, in addition to the Accrued Benefits, subject to his or her satisfaction of the Release Requirement, the Company shall:
(a)cause 100% of the outstanding and unvested equity awards held by the Covered Executive to immediately become fully exercisable and vested as of the Date of Termination (or the date of the Change in Control, if later); provided , that the performance conditions applicable to any stock-based awards subject to performance conditions will be deemed satisfied at the higher of the target level specified in the terms of the applicable award agreement or actual achievement;
(b)pay the Covered Executive a single lump sum cash amount equal to 12 months’ Base Salary for the Company’s Chief Executive Officer and 12 months’ Base Salary for each other Covered Executive. Such amount shall be paid as soon as reasonably practicable, but not later than 60 days after the Date of Termination occurs;

(c)if the Covered Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then for a period of 12 months for the Company’s Chief Executive Officer and 12 months for each other Covered Executive following the date of termination, or until the Covered Executive becomes covered under a group health plan of another employer, whichever is earlier (the “CiC COBRA Coverage Period”), the Company shall provide the Covered Executive, at the Company’s sole expense, continued medical, dental and vision insurance benefit coverage in accordance with the provisions of COBRA, provided that the Covered Executive timely executes all necessary COBRA election documentation and remains eligible for COBRA coverage. After the Covered Executive’s CiC COBRA Coverage Period, if the Covered Executive wishes to continue such COBRA coverage and is eligible therefor, the Covered Executive will be required to pay all requisite premiums for such continued coverage; and
(d)pay the Covered Executive a single lump sum cash amount equal to the Covered Executive’s annual target bonus in effect as of the Date of Termination pro-rated to reflect the portion of the year that has elapsed.
For the avoidance of doubt, the severance pay and benefits provided in this Section 7 shall apply in lieu of, and expressly supersede, the provisions of Section 6 and no Covered Executive shall be entitled to the severance pay and benefits under both Section 6 and 7 hereof.
8.Recoupment and Reimbursement. Without limiting the Company’s other remedies at law or equity, if the Administrator determines after a Covered Executive’s Date of Termination that circumstances constituting Cause existed at or prior to the Covered Executive’s Date of Termination, the Administrator has the authority to (i) cease any remaining payments or benefits to the Covered Executive or his or her representatives, estate, heirs and beneficiaries pursuant to Sections 6 and/or 7 of this Plan and/or (ii) require the Covered Executive or his or her representatives, estate, heirs and beneficiaries to repay to the Company any severance payments and benefits provided to the Covered Executive under Sections 6 and/or 7 of this Plan to the greatest extent permitted by applicable law. The repayment of such amounts shall be due to the Company within 90 days after the Company provides notice to the Covered Executive that it is enforcing this provision.
If the Company incurs attorneys’ fees and costs in order to collect repayment as allowed under this section, the Company has the right to recover those fees and costs from the Covered Executive and his or her representatives, estate, heirs and beneficiaries, and such party will be required to pay interest on any amounts he or she holds which should have been returned to the Company under the terms of this section. The Company has a first priority right to receive a reimbursement payment under this section which is superior to any and all claims, debts or liens asserted by any third-party, and by participating in and accepting severance payments and benefits from the Company under this Plan, the Covered Executive agrees, on behalf of himself or herself and his or her representatives, estate, heirs and beneficiaries, that any reimbursement amounts owed to the Company under this section are Company assets to the extent of the amount of Plan severance and benefits provided on behalf of the Covered Executive, and Covered Executive and his or her representatives, estate, heirs and beneficiaries shall be fiduciaries with respect to such amounts, and shall be liable for and agree to pay any costs and fees (including reasonable attorneys’ fees) incurred by the Company to enforce its recoupment and reimbursement rights.
In the event the Covered Executive or his or her representatives, estate, heirs and beneficiaries dispute the applicability of this section when it is sought to be enforced, then such individual shall submit a written notice of dispute to the Administrator who will make a written decision regarding the dispute and provide a basis for the decision. If the individual still disputes the Administrator decision, then the individual shall submit a written appeal of the decision to the Administrator stating the reasons for disagreement, and the Administrator will make a written decision regarding the appeal and provide a basis for the decision, and the Administrator’s determination of the appeal will be final and binding on all parties to the dispute.
9.Additional Limitation.
(a)Anything in this Plan to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Covered Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then, (i) if the Company has not consummated an Public Offering, (A) the Aggregate Payments payable to such Covered Executive under this Plan shall be reduced (but not below zero) to the extent necessary so that the maximum Aggregate Payments shall not exceed the Threshold Amount (the “Reduction Amount”), and (b) the Company shall use reasonable efforts to satisfy the shareholder approval requirements set forth in Q/A 7 of Treasury Regulations Section 1.280G-1 with respect to such Reduction Amount, and if such requirements are satisfied then such Reduction Amount shall become payable hereunder as if subsection (A) above had not applied thereto, and (ii) if the Company has consummated an Public Offering, the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Covered Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Covered Executive receiving a higher After Tax Amount (as defined below) than the Covered Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c). For purposes of this Section, “Threshold Amount” shall mean three times the Covered Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations thereunder, less one dollar.

(b)For purposes of this Section 9, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise, employment and social security taxes imposed on the Covered Executive as a result of the Covered Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Covered Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes and social security at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 9(a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Covered Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Covered Executive. Any determination by the Accounting Firm shall be binding upon the Covered Executive.
10.Proprietary Information and Inventions Agreement. As a condition to participating in the Plan, each Covered Executive shall continue to comply with the terms and conditions contained in the Proprietary Information and Inventions Agreement entered into between the Covered Executive and the Company. If a Covered Executive has not entered into a Proprietary Information and Inventions Agreement or similar agreement with the Company, he or she shall enter into such agreement prior to participating in the Plan.
11.Withholding. All payments made by the Company under this Plan shall be subject to any tax or other amounts required to be withheld by the Company under applicable law.
12.Section 409A.
(a)Anything in this Plan to the contrary notwithstanding, if at the time of the Covered Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Covered Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Covered Executive becomes entitled to under this Plan would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Covered Executive’s separation from service, or (B) the Covered Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)The parties intend that this Plan will be administered in accordance with Section 409A of the Code and that all amounts payable hereunder shall be exempt from the requirements of such section as a result of being “short term deferrals” for purposes of Section

409A of the Code to the greatest extent possible. To the extent that any provision of this Plan is not exempt from Section 409A of the Code and ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner to comply with Section 409A of the Code. Each payment pursuant to this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2). The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Covered Executive’s termination of employment, then such payments or benefits shall be payable only upon the Covered Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)All in-kind benefits provided and expenses eligible for reimbursement under this Plan shall be provided by the Company or incurred by the Covered Executive during the time periods set forth in this Plan. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(e)The Company makes no representation or warranty and shall have no liability to the Covered Executive or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
13.Notice and Date of Termination.
(a)Notice of Termination. A termination of the Covered Executive’s employment shall be communicated by Notice of Termination from the Company to the Covered Executive or vice versa in accordance with this Section 13.
(b)Notice to Covered Executive or the Company. Any notices, requests, demands, and other communications provided for by this Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to a Covered Executive at the last physical or email address the Covered Executive has filed in writing with the Company, or to the Company at the following physical or email address:
Slack Technologies, Inc.
Attention: David Schellhase, General Counsel

500 Howard Street
San Francisco, CA 94105
dschellhase@slack-corp.com
14.No Mitigation. The Covered Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Covered Executive by the Company under this Plan.
15.Benefits and Burdens. This Plan shall inure to the benefit of and be binding upon the Company and the Covered Executives, their respective successors, executors, administrators, heirs and permitted assigns. In the event of a Covered Executive’s death after a termination of employment but prior to the completion by the Company of all payments due to him or her under this Plan, the Company shall continue such payments to the Covered Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Covered Executive fails to make such designation).
16.Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.
17.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Plan, or the waiver by any party of any breach of this Plan, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18.Non-Duplication of Benefits and Effect on Other Plans. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance payments and/or benefits provided by the Company, including any such payments and/or benefits pursuant to an employment agreement or offer letter between the Company and the Covered Executive.
19.No Contract of Employment. Nothing in this Plan shall be construed as giving any Covered Executive any right to be retained in the employ of the Company or shall affect the terms and conditions of a Covered Executive’s employment with the Company.
20.Amendment or Termination of Plan. The Company may amend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of any Covered Executive without the Covered Executive’s written consent.
21.Governing Law. This Plan shall be construed under and be governed in all respects by the laws of the State of California.
22.Obligations of Successors. In addition to any obligations imposed by law upon any successor to the Company, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company shall expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
23.Effectiveness. This Plan, as amended and restated, shall be effective as of December 17, 2020.